Ballantyne Strong Reports Financial Results

for First Quarter 2016

OMAHA, Nebraska (May 4, 2016) – Ballantyne Strong, Inc. (NYSE MKT: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial and government markets, today reported financial results for the first quarter ended March 31, 2016.

Net revenues were $20.5 million in the first quarter of 2016, compared with $22.5 million in the same period of the prior year. Income from operations was $1.3 million in the first quarter of 2016, compared with a loss from operations of $1.2 million in the same period of the prior year. Core pre-tax earnings were $1.5 million in the first quarter of 2016, compared with a core pre-tax loss of $1.0 million in the same period of the prior year. Net losses totaled $0.6 million, or ($0.04) per share, in the first quarter of 2016, compared with a net loss of $10.2 million, or ($0.72) per share, in the same period of the prior year.

The financial results for the first quarter of 2016 include a non-recurring charge of $0.2 million to accelerate the depreciation on leasehold improvements in our Omaha facility.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc. commented, “We are pleased with the progress we are making to eliminate unnecessary expenses, divest underperforming businesses and reinvest in our core Cinema and Digital Media divisions to drive future growth and profitability. We are also optimistic about our new strategy to dynamically allocate excess capital to the highest returning opportunities including investment and acquisition opportunities outside of our core businesses as well as share buybacks of our own stock. We expect to continue to see improvements in our core profitability over the next 12-24 months as the true earnings power of BTN begins to show in our quarterly results.”

Q1 2016 Financial Summary

Cinema revenues were $13.2 million in the first quarter of 2016, compared with $15.7 million in the same period of the prior year. The decrease is due to the first quarter of the prior year including a large sale of library management systems and higher sales of digital projectors. The first quarter of the prior year also included sales generated by the security and lighting businesses which have since been exited.

Digital Media revenues were $7.7 million in the first quarter of 2016, compared with $7.0 million in the same period of the prior year. The increase is attributable to increased demand from the service business as well as an increase in equipment sales and project revenue from our digital signage business.

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Consolidated gross profit was $5.8 million in the first quarter of 2016, compared with $4.3 million in the same quarter of the prior year. Gross margin was 28.1% in the first quarter of 2016, compared with 19.0% in the same quarter of the prior year. This represents an improvement of 910 basis points in comparison to the same quarter of the prior year. Margin improvements were seen in both the Cinema and Digital Media segments. Margin improvements in the Cinema segment were primarily driven by a more favorable sales mix amongst businesses. Margin improvements in the Digital Media segment were driven by more favorable absorption of our fixed operating costs as revenues increased in comparison to prior year.

Selling, general and administrative expenses (SG&A) were $4.5 million in the first quarter of 2016, compared with $5.5 million in the same quarter of the prior year. SG&A in the first quarter of 2016 included a charge for accelerated depreciation of $0.2 million. Excluding this charge, adjusted SG&A expenses were $4.3 million. SG&A in the first quarter of the prior year included costs associated with the proxy contest of $0.2 million. Excluding this charge, adjusted SG&A for the prior year was $5.3 million. This represents a 19.3% reduction of adjusted SG&A in comparison to the same quarter of the prior year. This decrease in comparison to the prior year was primarily attributable to reductions in compensation related expenses.

Other expense was $1.3 million in the first quarter of 2016, compared with other income of $0.8 million in the same quarter of the prior year. The change in comparison to the prior year was primarily attributable to a change in foreign exchange rates.

Balance Sheet

Ballantyne’s cash and cash equivalents balance at March 31, 2016 was $20.8 million, which was lower than $22.1 million at the end of the prior year. The decrease in cash was driven by the timing of an income tax payment and due to cash utilized during the quarter for investments in marketable securities and equity investments.

Conference Call and Webcast

A conference call to discuss 2016 first quarter financial results will be held on Wednesday, May 4, 2016 at 5:00 p.m. Eastern Time / 4:00 p.m. Central Time. Investors and analysts are invited to access the conference call by dialing 866-652-5200 (domestic) or 412-317-6060 (international), and referencing “Ballantyne Strong”. A link to the first quarter presentation and a live webcast of the call is available on the Investors – Financial Reports & Webcasts section of http://www.strong-world.com.

After the live webcast, a replay will remain available in the Investor Relations section of Ballantyne Strong’s website. A replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) through May 16, 2016, conference ID 10084295.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, and government markets.

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Forward-Looking Statements

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from management’s expectations.

CONTACT:

Nate Legband	Elise Stejskal
Chief Financial Officer	Investor Relations
402/829-9404	402/829-9423

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,826	$22,070
Accounts receivable (net of allowance for doubtful accounts of $1,909 and $1,927, respectively)	10,856	11,359
Inventories:
Finished goods, net	9,310	8,152
Work in process	405	190
Raw materials and components, net	1,308	1,351
Total inventories, net	11,023	9,693
Income taxes recoverable	383	85
Other current assets	2,440	2,739
Total current assets	45,528	45,946
Property, plant and equipment (net of accumulated depreciation of $7,504 and $6,727, respectively)	11,603	11,768
Marketable securities	1,685	2,101
Equity method investments	4,381	4,001
Intangible assets, net	341	235
Goodwill	919	863
Notes receivable	1,669	1,669
Other assets	74	281
Total assets	$66,200	$66,864
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,712	$7,369
Accrued expenses	3,651	4,100
Customer deposits/deferred revenue	4,366	5,007
Income tax payable	206	1,291
Total current liabilities	15,935	17,767
Deferred revenue	1,277	1,288
Deferred income taxes	1,836	1,716
Other accrued expenses, net of current portion	1,509	1,581
Total liabilities	20,557	22,352
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,947 and 16,925 shares at March 31, 2016 and December 31, 2015, respectively; 14,204 and 14,191 shares outstanding at March 31, 2016 and December 31, 2015, respectively	169	169
Additional paid-in capital	39,340	39,157
Accumulated other comprehensive income (loss):
Foreign currency translation	(4,637)	(6,229)
Postretirement benefit obligations	74	74
Retained earnings	28,982	29,595
	63,928	62,766
Less 2,743 and 2,734 of common shares in treasury at March 31, 2016 and December 31, 2015, respectively, at cost	(18,285)	(18,254)
Total stockholders’ equity	45,643	44,512
Total liabilities and stockholders’ equity	$66,200	$66,864

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2016 and 2015

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net product sales	$15,046	$17,142
Net service revenues	5,495	5,328
Total net revenues	20,540	22,470

Cost of products sold	11,649	14,795
Cost of services	3,120	3,414
Total cost of revenues	14,769	18,209
Gross profit	5,771	4,261
Selling and administrative expenses:
Selling	1,191	1,677
Administrative	3,295	3,799
Total selling and administrative expenses	4,486	5,476
Gain on sale or disposal of assets	—	2
Income (loss) from operations	1,285	(1,213)
Other income (expense):
Interest income	28	164
Interest expense	(13)	(19)
Foreign currency transaction gain (loss)	(824)	637
Change in value of marketable securities	(483)	—
Other income, net	37	8
Total other income (expense)	(1,255)	790
Earnings (loss) before income taxes and equity method investment income	30	(423)
Income tax expense	(684)	(9,741)
Equity method investment income	41	—
Net loss	$(613)	$(10,164)
Basic loss per share	$(0.04)	$(0.72)
Diluted loss per share	$(0.04)	$(0.72)
Weighted average shares outstanding:
Basic	14,203	14,091
Diluted	14,203	14,091

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Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2016 and 2015

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(613)	$(10,164)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	(22)	18
Provision for obsolete inventory	(11)	(49)
Provision for warranty	111	99
Depreciation and amortization	602	569
Equity method investment income	(41)	—
Change in value of marketable securities	483	—
Gain on disposal or transfer of assets	—	(2)
Deferred income taxes	87	8,692
Share-based compensation expense	130	111
Changes in operating assets and liabilities:
Accounts receivable, unbilled and notes receivable	1,028	5,062
Inventories	(1,212)	1,920
Other current assets	210	(410)
Accounts payable	240	(2,651)
Accrued expenses	(508)	(480)
Customer deposits/deferred revenue	(656)	(1,448)
Income taxes payable	(1,357)	849
Other assets	(36)	10
Net cash provided by (used in) operating activities	(1,565)	2,126
Cash flows from investing activities:
Purchase of equity securities	(406)	—
Capital expenditures	(165)	(161)
Proceeds from sales of assets	—	5
Net cash used in investing activities	(571)	(156)
Cash flows from financing activities:
Purchase of treasury stock	(31)	—
Proceeds from exercise of stock options	53	—
Payments on capital lease obligations	(78)	(14)
Excess tax benefits from share-based arrangements	6	19
Net cash provided by (used in) financing activities	(50)	5
Effect of exchange rate changes on cash and cash equivalents	942	(584)
Net increase (decrease) in cash and cash equivalents	(1,244)	1,391
Cash and cash equivalents at beginning of period	22,070	22,491
Cash and cash equivalents at end of period	$20,826	$23,882
Supplemental disclosure of non-cash investing and financing activities:
Capital lease obligations for property and equipment	$—	$226

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Reconciliation of Non-GAAP Financial Measures

Adjusted Selling and Administrative Expenses and Core Pre-tax Earnings Reconciliation

Adjusted selling and administrative expenses and core pre-tax earnings are non-GAAP measures. The Company believes these measures provide a useful indication of profitability and basis for assessing and analyzing the operations of the Company as it transitions to a new Board and evaluates the Company’s lines of business without the impact of certain charges.

Management utilizes these non-GAAP measures in assessing the financial and operating performance of the Company. In addition, management believes these measures provide additional insight for investors and analysts in evaluating the Company’s financial and operating performance.

These adjusted financial measures should not be considered in isolation or as a substitute for other profitability metrics prepared in accordance with GAAP. Adjusted financial measures, as presented, may not be comparable to similarly titled measures of other companies. Adjusted financial measures for 2015 and 2016 are not tax effected due to the tax valuation allowance recorded in 2015.

Set forth below is a reconciliation of selling and administrative expense to adjusted selling and administrative expense and a reconciliation of core pre-tax earnings to net income for the first quarter of 2016 and the same period of the prior year.

Reconciliation of Selling and Administrative

Unaudited, in thousands

	Three months ended
	March 31, 2016	March 31, 2015
Selling and administrative expenses	$4,486	$5,476
Proxy contest charges		(163)
Accelerated facility depreciation	(201)
Adjusted selling and administrative expenses	$4,285	$5,313

Reconciliation of Core Pre-tax Earnings (Loss)

Unaudited, in thousands

	Three months ended
	March 31, 2016	March 31, 2015
Income (loss) from operations	$1,285	$(1,213)
Equity method investment income	41	-
Non-recurring charges	201	163
Core pre-tax earnings (loss)	$1,527	$(1,050)

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